Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-143173

AMENDMENT TO PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 8, 2007)

Common Stock

8.625% Series A Cumulative Preferred Stock

6.25% Series B Cumulative Convertible Preferred Stock

ANWORTH MORTGAGE ASSET CORPORATION

This amendment amends the prospectus supplement dated January 8, 2008, relating to sales made in at-the-market transactions of shares of our common stock. During the three month period ended December 31, 2007, we sold an aggregate of 1,115,100 shares of our common stock in at-the-market transactions. Cantor Fitzgerald & Co. (“Cantor”) acted as placement agent with respect to the sales, pursuant to a Controlled Equity Offering Sales Agreement, dated June 29, 2007, between us and Cantor (the “Sales Agreement”), as described in the accompanying prospectus, as supplemented. The Sales Agreement has been filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2007 and is incorporated by reference herein. In connection with these sales, we paid commissions to Cantor as follows:

Gross proceeds to us	$9,294,304
Commission to Cantor Fitzgerald & Co.	$214,373
Net proceeds, before expenses, to us	$9,079,931

You should read carefully this prospectus supplement and the accompanying prospectus, dated June 8, 2007, and each supplement thereto before you invest. These documents contain information you should consider when making your investment decision. The information included in the Registration Statement on Form S-3, as amended (No. 333-143173), filed with the Securities and Exchange Commission on May 23, 2007, as amended or supplemented, is hereby incorporated by reference into this prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “ANH.” On January 9, 2008, the last reported sales price of our common stock was $8.32 per share. Our Series A Preferred Stock trades on the New York Stock Exchange under the symbol “ANH-PA.” On January 9, 2008, the last reported sales price of our Series A Preferred Stock was $23.30 per share. Our Series B Preferred Stock trades on the New York Stock Exchange under the symbol “ANH-PB.” On January 9, 2008, the last reported sales price of our Series B Preferred Stock was $21.41 per share.

Investing in our capital stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the accompanying prospectus as supplemented, to read about factors you should consider before buying shares of our common stock, Series A Preferred Stock and Series B Preferred Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment to Prospectus Supplement is January 10, 2008.